PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated September 27, 2005)	Reg. Statement No. 333-128015

VINEYARD NATIONAL BANCORP

1,200,000 Shares of Common Stock

We are offering 1,200,000 shares of our common stock, no par value per share, to selected accredited investors. In this offering, RBC Capital Markets Corporation is acting as our placement agent. The placement agent is not required to sell any minimum number or dollar amount of securities but will use its reasonable efforts to sell the securities offered. There is no assurance that any of such securities will be sold.

Our common stock is listed on the Nasdaq National Market under the symbol “VNBC.” The last reported sale price of our common stock on May 2, 2006 was $27.49 per share.

Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus and all information incorporated by reference therein. These documents contain information you should consider when making your investment decision.

Investing in our common stock and warrants involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

	Per Share (1)	Total(1)

Public offering price	$26.50	$31,800,000
Placement agent’s commission	$1.06	$1,272,000
Total proceeds to us, before expenses	$25.44	$30,528,000
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(1) Assumes that all 1,200,000 shares of common stock offered by this prospectus supplement are sold in this offering. There is no requirement that any minimum number of shares or dollar amount of common stock be sold in this offering and there can be no assurance that we will sell all or any of the securities being offered.
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These securities are not saving accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We expect this transaction to close on or before May 5, 2006 and to deliver the shares of common stock to investors on or about May 5, 2006.

RBC CAPITAL MARKETS

This date of this prospectus supplement is May 3, 2006.

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ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about our company and this offering of shares of our common stock in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us. The second part is the accompanying prospectus, which provides more general information about securities that we may offer from time to time, some of which may not apply to this offering.

We urge you to read this prospectus supplement carefully, including the accompanying prospectus and the documents incorporated by reference, including the risk factors and our consolidated financial statements and the notes to those statements. You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. If the description varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We have not, and the placement agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

This offering of common stock is being made under a registration statement that we filed with the Securities and Exchange Commission, or SEC, under which we may sell various securities, including shares of our common stock, in one or more offerings, up to a total dollar amount of $125.0 million. After completion of this offering, we may offer under this registration statement approximately $93.2 million in one or more offerings of our securities.

We are not making any representation to you regarding the legality of an investment in the common stock by you under applicable law. You should consult with your own advisors as to the legal, tax, business, financial and related aspects of a purchase of the common stock.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement, including the accompanying prospectus and the documents that we incorporate by reference. Unless we state otherwise or the context indicates otherwise, references to “Vineyard,” “Company,” “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus refer to Vineyard National Bancorp including its subsidiaries.

Vineyard National Bancorp

We were incorporated under the laws of the State of California on May 18, 1988 and commenced business on December 16, 1988 when, pursuant to a reorganization, we acquired all of the voting stock of Vineyard Bank, a California-chartered commercial bank, or the Bank. As a bank holding company, we are registered under and subject to the Bank Holding Company Act of 1956, as amended. Our principal asset is the capital stock of the Bank, a $1.7 billion (asset) commercial bank, and the business of the Bank is carried on as our wholly-owned subsidiary. On November 12, 2002, our common stock was listed on the NASDAQ National Market System and is publicly traded under the symbol “VNBC”. Prior to that, our common stock was traded on the NASDAQ Capital Stock Market under the same symbol. We had approximately 3,600 shareholders that owned 9,432,239 shares of our common stock as of February 22, 2006.

Our principal business is to serve as a holding company for the Bank and for other banking or banking-related subsidiaries which we may establish or acquire. We may, in the future, consider acquiring other businesses or engaging in other activities as permitted under the Federal Reserve Board, or the FRB, regulations.

Our principal source of income is dividends from the Bank. Legal limitations are imposed on the amount of dividends that may be paid and loans that may be made by the Bank to us.

As of December 31, 2005, we had total consolidated assets of $1.7 billion, total consolidated net loans of $1.4 billion, total consolidated deposits of $1.3 billion and total consolidated stockholders’ equity of $0.1 billion.

Vineyard Bank

The Bank was organized as a national banking association under federal law and commenced operations under the name Vineyard National Bank on September 10, 1981. In August 2001, the Bank changed its name to Vineyard Bank and converted its charter to a California-chartered commercial bank and now operates under the supervision of the California Department of Financial Institutions, or the DFI, and the Federal Deposit Insurance Corporation, or the FDIC. At that time, the Bank determined that it could better serve its customers by converting to a state bank, which provided the Bank with increased lending limits. The Bank’s deposit accounts are insured by the FDIC up to the maximum amount permitted by law.

Management of the Bank anticipates continued growth and expansion into new product lines and geographic markets. We believe that a national bank charter is better aligned with the Bank’s strategic plans. In addition to providing greater flexibility for expansion into new markets, a national bank charter would provide more consistency in the applicability of laws and regulations, as the Bank would be supervised by one bank regulatory agency. Accordingly, management submitted a conversion application in December 2005 to the Office of the Comptroller of the Currency, or the OCC, to convert its existing charter to a national banking association charter. The Bank anticipates a decision by the OCC in 2006.

The Bank is a community bank, dedicated to relationship banking and the success of its customers. The Bank is primarily involved in attracting deposits from individuals and businesses and using those deposits, together with borrowed funds, to originate commercial business and commercial real estate loans (primarily to small businesses, churches and private schools), single-family construction loans (both tract and coastal loans), Small Business Administration, or SBA, loans, income property (both commercial and multifamily) loans and, to a lesser extent, various types of consumer loans. The Bank is focused on serving the needs of commercial businesses with annual sales of less than $50 million, retail community businesses, single-family residential developers and builders, individuals and local public and private organizations. The Bank has experienced substantial growth in recent years as it has expanded its core deposit franchise through its eleven banking centers and increased its originations of commercial and residential construction loans along with income property loans.

Recent Developments

We entered into an Agreement and Plan of Reorganization with Rancho Bank on April 19, 2006, pursuant to which Rancho Bank will merge with and into our wholly owned subsidiary, Vineyard Bank. Under the terms of the agreement, we will acquire all of the outstanding shares of Rancho Bank for $38.50 per share in cash for an aggregate consideration of approximately $57.8 million. The merger transaction is expected to close in the third quarter of 2006, pending Rancho Bank shareholder and regulatory approval and satisfaction of other customary conditions.

This acquisition will expand our presence in the San Gabriel Valley and the greater Inland Empire regions. We are headquartered in Rancho Cucamonga, California and had total assets of $1.9 billion, net loans of $1.5 billion, total deposits of $1.4 billion, and total stockholders’ equity of $101.3 million as of March 31, 2006. Rancho Bank, which is headquartered in San Dimas, California and operates four banking offices, had total assets of $227.6 million, net loans of $118.0 million, total deposits of $206.8 million, and total stockholders’ equity of $19.5 million as of March 31, 2006.

On April 20, 2006, we issued a press release announcing our financial results for the three months ended March 31, 2006. Our net earnings for the quarter ended March 31, 2006 were $4.2 million, or $0.42 per diluted share, compared with net earnings of $4.4 million, or $0.45 per diluted share, for the quarter ended March 31, 2005. The results of the first quarter of 2006 were impacted by the growth of the loan portfolio and the corresponding provisions for probable loan losses, and the elevated levels of expenses related to the infrastructure put into place in late 2005. The return on average common equity was approximately 18.3% for the period, as compared to 21.0% for the corresponding period in the prior year.

The Offering

Common stock offered by us	1,200,000 shares

Common stock to be outstanding after this offering	10,632,239 shares(1)

Risk Factors	See “Risk Factors” beginning on page S-4 for information about factors that you should read and consider before investing in our securities.
Nasdaq National Market Symbol	VNBC

Use of Proceeds
We intend to use the net proceeds from the sale of the shares of common stock for working capital and for general corporate purposes. The net proceeds will also enhance our regulatory capital ratios in light of our pending acquisition of Rancho Bank. See “Use of Proceeds” on page S-13 of this prospectus supplement.

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(1) The number of shares to be outstanding after this offering is based upon 9,432,239 shares outstanding as of April 30, 2006. Unless we specifically state otherwise, the information contained in this prospectus supplement excludes 539,606 shares of common stock reserved for issuance upon the exercise of outstanding warrants and the exercise of options granted under our equity compensation plans.

RISK FACTORS

An investment in our securities involves a high degree of risk. In considering whether to purchase the securities, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, you should carefully consider the risk factors described below related to this offering and an investment in our securities. If any of the following risks occur, our business could be harmed. In that case, the trading price of our common stock offered herby could decline and you might lose all or part of your investment.

Risks Related to Our Business

Our business strategy may result in increased volatility of earnings.

Our business strategy is focused on the expansion of construction, commercial real estate, multifamily and commercial business lending. These types of lending activities, while potentially more profitable, are generally more sensitive to regional and local economic conditions, making loss levels more difficult to predict. Collateral evaluation and financial statement analysis in these types of loans requires a more detailed analysis at the time of loan underwriting and on an on-going basis. A decline in real estate values, particularly in California, would reduce the value of the real estate collateral securing our loans and increase the risk that we would incur losses if borrowers defaulted on their loans. In addition, the repayment of commercial real estate loans and apartment loans generally is dependent, in large part, on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Also, loan balances for commercial real estate, commercial business and residential construction tract loans are typically larger than those for permanent single-family and consumer loans. Accordingly, when there are defaults and losses on these types of loans, they are often larger on a per loan basis than those for permanent single-family and consumer loans. A secondary market for most types of commercial real estate and commercial business loans is not readily liquid, so we have less opportunity to mitigate credit risk by selling part or all of our interest in these loans.

Our growth may not be managed successfully.

We have grown substantially from $110.8 million of total assets and $99.6 million of total deposits at December 31, 2000 to $1.7 billion of total assets and $1.3 billion of total deposits at December 31, 2005. To the extent we experience continued growth in the amount of our assets, the level of our deposits and the scale of our operations, we may not be able to manage this growth effectively. If we do not manage our growth effectively, we may not be able to achieve our business plan, and our business and prospects could be harmed. While non-performing loans comprised only 0.07% of gross loans in our loan portfolio at December 31, 2005, there are no assurances that this will continue into the future. Our growth subjects us to increased capital and operating commitments. We must recruit experienced individuals that have the required skills that we need to grow our specialty lines of business. As a result of the increase in our personnel, our expenses associated with salaries and other benefits have increased in recent periods.

The additional customer products, services, branch enhancements and the implementation of these items have placed and will continue to place a strain on our personnel, systems, and resources. We cannot be certain that we will be able to obtain and train qualified individuals to implement our business strategy in a timely, cost effective and efficient manner.

Potential acquisitions may disrupt our business, dilute shareholder value and adversely affect our operating results.

In July 2003, we completed our acquisition of Southland Bank. In addition, on April 19, 2006, we entered into a merger agreement with Rancho Bank whereby Rancho Bank will merge with and into our wholly owned subsidiary, Vineyard Bank. We cannot assure you, however, that the merger with Rancho Bank will be completed timely or at all, or that we will fully realize, or realize any of, the anticipated benefits or cost savings. We may continue to grow by acquiring other banks, related businesses or branches of other banks that we believe provide a strategic fit with our business. To the extent that we grow through acquisitions, we cannot be certain that we will be able to adequately or profitably manage this growth. Acquiring other banks, businesses or branches involves risks commonly associated with acquisitions, including:

•	potential exposure to unknown or contingent liabilities of banks, businesses or branches we acquire;

•	exposure to potential asset quality issues of the acquired banks, businesses or branches;

•	difficulty and expense of integrating the operations and personnel of banks, businesses or branches we acquire;

•	potential disruption to our business;

•	potential diversion of management’s time and attention;

•	the possible loss of key employees and customers of the banks, businesses or branches we acquire;

•	difficulty in estimating the value of the banks, businesses or branches to be acquired; and

•	potential changes in banking or tax laws or regulations that may affect the banks or businesses to be acquired.

Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available or may not be on terms acceptable to us when it is needed.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. We may decide to raise additional capital to support continued growth, either internally or through acquisitions. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot be certain of our ability to raise additional capital in the future if needed or on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

Our business strategy relies upon our Chief Executive Officer and other key employees.

Norman Morales has been our president and chief executive officer since October 2000. Mr. Morales developed numerous aspects of our current business strategy and the implementation of such strategy depends heavily upon the active involvement of Mr. Morales. The loss of Mr. Morales’ services could have a negative impact on the implementation and success of our business strategy. Our success will also depend in large part upon our ability to attract and retain highly qualified management, technical and marketing personnel to execute the strategic plan. We will need to retain persons with diversified skills in order to manage our specialty lines of business. Competition for qualified personnel, especially those in management, sales and marketing, is intense. We cannot be certain that we will be able to attract and retain these persons.

Our business is subject to various lending risks which could adversely impact our results of operations and financial condition.

Residential Real Estate Construction Loans. We make residential real estate construction loans to individuals and developers for the construction of residential properties. These loans include single-family coastal construction loans which are targeted at high-end units located along the coastal communities of Southern California. We will originate these loans whether or not the property is under contract for sale. Residential real estate construction loans also include single-family tract construction loans which target the construction of entry level units. We have significantly increased the amount of residential real estate construction loans in our loan portfolio, both in dollar amounts and as a percentage of our total loans. At December 31, 2005, $521.9 million or 37.9% of our total loan portfolio consisted of residential real estate construction loans (which exclude commercial real estate construction loans).

Our construction loans are based upon estimates of costs and value associated with the completed project. These estimates may be inaccurate. Construction lending involves additional risks when compared with permanent residential lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. Construction lending also typically involves higher loan principal amounts and is often concentrated with a small number of builders. In addition, generally during the term of a construction loan, no payment from the borrower is required since the accumulated interest is added to the principal of the loan through an interest reserve. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of the completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. Our ability to continue to originate a significant amount of construction loans is dependent on the continued strength of the housing market in the Southern California coastal communities of Los Angeles and Orange counties and in the Inland Empire region of Southern California. To the extent there is a decline in the demand for new housing in these communities, it is expected that the demand for construction loans would decline, our liquidity would substantially increase and our net income would be adversely affected.

Commercial Real Estate Loans. We originate commercial real estate loans for individuals and businesses for various purposes which are secured by commercial real estate, which includes loans made to religious organizations and private schools. At December 31, 2005, $321.8 million or 23.4% of our total loan portfolio consisted of commercial real estate loans.

Repayment of our commercial real estate loans may be dependent, in large part, on the successful operation of the property securing the loan or the business conducted on the property securing the loan. These loans may be more adversely affected by conditions in the real estate markets or in the economy generally. For example, if the cash flow from the borrower’s project is reduced due to leases not being obtained or renewed, the borrower’s ability to repay the loan may be impaired. In addition, many of our commercial real estate loans are not fully amortizing and contain large balloon payments upon maturity. Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the balloon payment.

Multifamily Residential Real Estate Loans. Our multifamily loans are subject to collateral risk similar to other real estate secured products. While our primary lending markets have experienced strong demand for affordable housing, valuations have increased significantly over the past several years and could be negatively impacted by a decrease in investor demand. At December 31, 2005, $246.6 million or 17.9% of our total loan portfolio consisted of multifamily residential real estate loans.

Commercial Business Loans. Our commercial business loans generally consist of loans to small businesses, including SBA loans. At December 31, 2005, $54.8 million or 4.0% of our total loan portfolio consisted of commercial business loans.

Repayment of our commercial business loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value. Our commercial business loans are primarily made based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral consists of accounts receivable, inventory or equipment. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any exists. As a result, in the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing other loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Our allowance for loan losses may prove to be insufficient to absorb probable losses inherent in our loan portfolio.

Like all financial institutions, every loan we make carries a certain risk that it will not be repaid in accordance with its terms or that any collateral securing it will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;

•	the credit history of a particular borrower;

•	changes in economic and industry conditions; and

•	the duration of the loan.

At December 31, 2005, our allowance for loan losses as a percentage of gross loans was 1.0%. Regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. Although management believes our loan loss allowance is adequate to absorb probable losses in our loan portfolio, management cannot predict these losses or whether the allowance will be adequate or that regulators will not require us to increase this allowance. Any of these occurrences could materially and adversely affect our business, financial condition, prospects and profitability.

Our business is subject to general economic risks that could adversely impact our results of operations and financial condition.

Changes in economic conditions, particularly an economic slowdown in California, could hurt our business. Our business is directly affected by political and market conditions, broad trends in industry and finance, legislative and regulatory changes, and changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control. Deterioration in economic conditions, in particular an economic slowdown within California, could result in the following consequences, any of which could hurt our business materially:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline; and

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collateral for loans made by us, especially real estate, may decline in value, in turn reducing a client’s borrowing power, and reducing the value of assets and collateral associated with its loans held for investment.

A downturn in the California real estate market could hurt our business. Our business activities and credit exposure are concentrated in California. A downturn in the California real estate market could hurt our business because many of our loans are secured by real estate located within California. As of December 31, 2005, approximately 92.6% of our loan portfolio consisted of loans secured by real estate located in California. If there is a significant decline in real estate values, especially in California, the collateral for our loans will provide less security. As a result, our ability to recover on defaulted loans by selling the underlying real estate would be diminished, and we would be more likely to suffer losses on defaulted loans. Real estate values in California could be affected by, among other things, earthquakes and other natural disasters particular to California.

We may suffer losses in our loan portfolio despite our underwriting practices. We seek to mitigate the risks inherent in our loan portfolio by adhering to specific underwriting practices. These practices include analysis of a borrower’s prior credit history, financial statements, tax returns and cash flow projections, valuation of collateral based on reports of independent appraisers and verification of liquid assets. Although we believe that our underwriting criteria are appropriate for the various kinds of loans we make, we may incur losses on loans that meet our underwriting criteria, and these losses may exceed the amounts set aside as reserves in our allowance for loan losses.

Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

Like other financial institutions, our operating results are largely dependent on our net interest income. Net interest income is the difference between interest earned on loans and securities and interest expense incurred on deposits and borrowings. Our net interest income is impacted by changes in market rates of interest, the interest rate sensitivity of our assets and liabilities, prepayments on our loans and securities and limits on increases in the rates of interest charged on our loans. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities.

We cannot control or accurately predict changes in market rates of interest. The following are some factors that may affect market interest rates, all of which are beyond our control:

•	inflation;

•	slow or stagnant economic growth or recession;

•	unemployment;

•	money supply and the monetary policies of the Board of Governors of the FRB;

•	international disorders; and

•	instability in domestic and foreign financial markets.

Sharp increases in interest rates will negatively affect our market value of equity. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume, securities portfolio, and overall profitability. Although we attempt to manage our interest rate risk, we cannot be certain that we can minimize our interest rate risk.

We face strong competition from other financial institutions, financial service companies and other organizations offering services similar to those offered by us, which could hurt our business.

We face direct competition from a significant number of financial institutions, many with a state-wide or regional presence, and in some cases a national presence, in both originating loans and attracting deposits. Competition in originating loans comes primarily from other banks, mortgage companies and consumer finance institutions that make loans in our primary market areas. We also face substantial competition in attracting deposits from other banking institutions, money market and mutual funds, credit unions and other investment vehicles.

In addition, banks with larger capitalization and non-bank financial institutions that are not governed by bank regulatory restrictions have large lending limits and are better able to serve the needs of larger customers. Many of these financial institutions are also significantly larger and have greater financial resources than us, have been in business for a long period of time and have established customer bases and name recognition.

We compete for loans principally on the basis of interest rates and loan fees, the types of loans which we originate, and the quality of service which we provide to borrowers. Our ability to attract and retain deposits requires that we provide customers with competitive investment opportunities with respect to rate of return, liquidity, risk and other factors. To effectively compete, we may have to pay higher rates of interest to attract deposits, resulting in reduced profitability. If we are not able to effectively compete in our market area, our profitability may be negatively affected, limiting our ability to pay dividends.

We continually encounter technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

We are subject to extensive regulation which could adversely affect our business.

Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. We believe that we are in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because our business is highly regulated, the laws, rules and regulations applicable to it are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact our operations. If these or any other laws, rules or regulations are adopted in the future, they could make compliance much more difficult or expensive, restrict our ability to originate or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us or otherwise materially and adversely affect our business, financial condition, prospects or profitability.

Risks Related to this Offering and Our Securities

Our stock price and trading volume may be volatile, which could result in substantial losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	general market and economic conditions;

•	actual or anticipated changes in our future financial performance;

•	the operations and stock performance of our competitors;

•	fluctuations in our quarterly operating results;

•	changes in financial estimates by securities analysts;

•	additions or departures of senior management and key personnel;

•	actions by institutional stockholders; and

•	changes in governmental regulations.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. If the market price of our common stock declines significantly, you may be unable to resell your common stock at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly, including a decline below the public offering price, in the future. In addition, the stock markets in general can experience considerable price and volume fluctuations.

The Company’s ability to service its debt, pay dividends, and otherwise pay its obligations as they come due is substantially dependent on capital distributions from the Bank, and these distributions are subject to regulatory limits and other restrictions.

A substantial source of the Company’s income from which it services its debt and pays its obligations and dividends is the receipt of dividends from the Bank. The availability of dividends from the Bank is limited by various statutes and regulations. It is possible, depending upon the financial condition of the Bank, and other factors, that the applicable regulatory authorities could assert that payment of dividends or other payments, including payments to the Company, is an unsafe or unsound practice. In the event the Bank is unable to pay dividends to the Company, the Company may not be able to service its debt, pay its obligations or pay dividends on its outstanding common stock. The inability to receive dividends from the Bank would adversely affect the Company’s business, financial condition, results of operations and prospects.

We may be unable to maintain the standards for listing on the NASDAQ National Market System, which could adversely affect the liquidity of our common stock.

Our common stock is currently listed on the NASDAQ National Market System. There are several requirements that we must satisfy in order for our common stock to continue to be listed on the NASDAQ National Market System. These requirements include, but are not limited to, maintaining a minimum per share price of our common stock of $1.00 and a minimum level of stockholders’ equity of $10.0 million. In the future, we may not comply with all of these listing requirements, which might result in the delisting of our common stock. Delisting from the NASDAQ National Market System could adversely affect the liquidity and the price of our common stock and could have a long-term adverse impact on our ability to raise future capital through a sale of shares of our common stock.

The exercise of options and warrants and other issuances of shares of common stock will likely have a dilutive effect on our stock price.

Our articles of incorporation permits our board of directors, without stockholder approval, to:

•	authorize the issuance of additional common or preferred stock in connection with future equity offerings, acquisitions of securities or other assets of companies; and

•
classify or reclassify any unissued preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters.

As of December 31, 2005, there were outstanding options to purchase an aggregate of 427,155 shares of our common stock at prices ranging from $1.36 per share to $13.33 per share, of which options to purchase approximately 419,158 shares were exercisable as of such date. As of December 31, 2005, there were outstanding warrants to purchase 160,000 shares of our common stock, all of which are currently exercisable at $25 per share, subject to adjustment under the anti-dilution provisions of the warrants.

The exercise of options and warrants at prices below the market price of our common stock could adversely affect the price of shares of our common stock. Additional dilution may result from the issuance of shares of our capital stock in connection with collaborations or manufacturing arrangements or in connection with other financing efforts.

The issuance of additional shares of our common stock could be dilutive to stockholders. Moreover, to the extent that we issue options or warrants to purchase our common stock in the future and those options or warrants are exercised or we issue restricted stock, stockholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting the placement agent fee and the estimated offering expenses payable by us, will be $30.4 million. We intend to use the net proceeds from this offering for working capital and for general corporate purposes. The net proceeds will also enhance our regulatory capital ratios in light of our pending acquisition of Rancho Bank.

The foregoing discussion represents our best estimate of the use of the net proceeds of the offering based upon our current plans. Actual expenditures may vary from these estimates and we may find it necessary or advisable to use the net proceeds as described above for other purposes.

PLAN OF DISTRIBUTION

We have entered into an agreement, dated April 20, 2006, with RBC Capital Markets Corporation, or RBC. Subject to the terms and conditions set forth in the agreement, RBC has agreed to act as our placement agent in connection with this offering. RBC is not purchasing any shares of common stock offered by this prospectus supplement or the accompanying prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the shares of common stock, but has agreed to use reasonable efforts to arrange for the sale of all of the securities offered.

There is no requirement that any minimum number of shares or dollar amount of shares of common stock be sold in this offering and there can be no assurance that we will sell all or any of the shares being offered.

The agreement provides that the obligations of the investors are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business, the receipt of certain opinions, letters and certificates from our counsel, our independent auditors and us.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase shares of the common stock, informing investors of the closing date as to such shares. We currently anticipate that closing of this offering will take place on or about May 5, 2006. Investors will also be informed of the date on which they must transmit the purchase price into the designated account.

We have agreed to pay RBC a commission equal to 4% of the gross proceeds of the sale of our common stock in this offering. In addition, we have granted RBC the option to participate in any additional investment banking services including, but not limited to, raising private equity or debt or a public offering of equity or debt during the term of the agreement, which such term shall continue until the earlier of the completion of this offering or October 20, 2006.

RBC proposes to arrange for the sale to one or more purchasers of the common stock offered pursuant to this prospectus supplement and the accompanying prospectus through direct purchase agreements between the purchasers and us.

We have agreed to indemnify RBC against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The form of securities purchase agreement with investors in this offering will be included as an exhibit to our Current Report on Form 8-K that will be filed with the SEC prior to the consummation of this offering.

RBC has informed us that it will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

The transfer agent for our common stock is U.S. Stock Transfer Corporation.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Patton Boggs LLP. As of May 2, 2006, attorneys at Patton Boggs LLP beneficially owned 1,347 shares of our common stock.

WHERE YOU CAN GET MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC. This prospectus supplement and accompanying prospectus, which are part of the registration statement, do not contain all the information included in the registration statement. Because some information is omitted, you should refer to the registration statement and its exhibits. For example, the descriptions in the prospectus supplement and accompanying prospectus regarding the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. For copies of actual contracts of documents referred to in this prospectus, you should refer to the exhibits attached to the registration statement. You may review a copy of the registration statement, including the attached exhibits and schedule, at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus and information that we file subsequently with the SEC will automatically update this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a) Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 14, 2006.

(b) Our Current Reports on Form 8-K filed on March 29, 2006, April 17, 2006 and April 20, 2006.

(c) The description of our common stock contained in our Form 8-A (File No. 0-20862), as filed with the SEC pursuant to Sections 12(b) and 12(g) of the Exchange Act, on November 16, 1992.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address: Vineyard National Bancorp, 9590 Foothill Boulevard, Rancho Cucamonga, California 91730. Attention: Shareholder Relations, and our telephone number is (909) 987-0177.

PROSPECTUS

VINEYARD NATIONAL BANCORP

Common Stock, Preferred Stock,
Debt Securities, Warrants and Units

We may offer from time to time common stock, preferred stock, debt securities, warrants and units. We may also issue common stock or debt securities upon the conversion, exchange or exercise of any of the securities listed above.

We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offering. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

 ______________________________

These securities will be our unsecured obligations, will not be saving accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency or instrumentality.

 ______________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 27, 2005.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and the Trust filed with the Securities and Exchange Commission, or the SEC, utilizing the “shelf” registration process. Under this shelf process, we may sell, either separately or together, any combination of the securities described in this prospectus in one or more offerings. We may also issue any of the common stock, preferred stock, debt securities, warrants or units upon conversion, exchange or exercise of any of the securities mentioned above. The Trust may sell trust preferred securities representing undivided beneficial interests in the Trust to the public and common securities representing undivided beneficial interests in the Trust to us in one or more offerings. The aggregate amount of securities that we and the Trust may offer under the registration statement is $125,000,000, denominated in U.S. dollars or the equivalent in foreign currencies, currency units or composite currencies.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Get More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Get More Information.”

The words “we,” “our,” “us” and “the Company” refer to Vineyard National Bancorp, unless we indicate otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplements contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent estimates, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “believe,” “anticipate,” “expect,” estimate,” “project,” “intend,” “will,” “may,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on the expectations of the Company and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements.

The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements:

•	the strength of the United States economy in general and the strength of the economy within our market;

•
geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation, interest rate, market and monetary fluctuations;

•
our timely development of new products and services in a changing environment, including the features, pricing and quality of our products and services compared to the products and services of our competitors;

•	the willingness of users to substitute competitors’ products and services for our products and services;

•
the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

•	technological changes;

•	changes in consumer spending and savings habits; and

•	regulatory or judicial proceedings.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forwarding-looking statements.

VINEYARD NATIONAL BANCORP

We are a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. Vineyard Bank operates through twelve full-service banking centers in San Bernardino, Riverside, Orange, San Diego, Los Angeles and Marin counties of California, and three loan production offices located in Anaheim, Carlsbad and Westlake Village, California. The Company’s common stock is traded on the Nasdaq Stock Market under the symbol “VNBC.”

Our principal executive offices are located at 9590 Foothill Boulevard, Rancho Cucamonga, California, and our telephone number is (909) 987-0177.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the proceeds from the sale of the securities described in this prospectus for general corporate purposes and to support our ongoing and future anticipated growth.

RATIO OF EARNINGS TO FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

The following table shows the ratio of earnings to fixed charges of our Company, which includes our subsidiaries, on a consolidated basis. For purpose of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before income taxes, plus fixed charges. Fixed charges represent total interest expense (including interest expense on our borrowings, including junior subordinated debentures), dividend payments on our outstanding preferred stock and a reasonable approximation of the interest component of rental expense, and is presented both including and excluding interest on deposits.

	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
(Unaudited)
Earnings to fixed charges and preferred stock dividends:
Including interest on deposits	1.2x	1.3x	1.3x	1.4x	1.1x	0.4x	0.5x
Excluding interest on deposits	3.6x	4.0x	4.3x	4.4x	4.6x	4.8x	535.5x

DESCRIPTION OF CAPITAL STOCK

General

This section of the prospectus documents the terms and provisions of our common stock. When we offer to sell shares of our common stock, we will describe the specific terms of the offering and the shares in a supplement to the prospectus.

Our authorized stock consists of 50,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. Our stockholder meetings are held annually. Our authorized stock may be increased and altered from time to time in the manner prescribed by California law upon the affirmative vote of a majority of the outstanding shares entitled to vote on the matter.

When evaluating our capital stock, you should also refer to provisions of our articles of incorporation, as amended, and bylaws. Copies of both are incorporated by reference in this document.

Common Stock

Each share of our common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available therefore and, upon liquidation, to receive pro rata all of our assets, if any, available for distribution after the payment of creditors. Holders of our common stock have no preemptive rights to subscribe for any additional securities of any class that we may issue, nor any conversion, redemption or sinking fund rights. Holders of our common stock have the right to cumulate votes in the election of directors, provided at least one shareholder provides notice of their intent to cumulate after nominations have been announced and prior to voting. The rights and privileges of holders of our common stock are subject to the rights and preferences that our board of directors may set for any series of preferred stock that we have issued or may issue in the future. U.S. Stock Transfer Corporation is the transfer agent and registrar for our common stock.

Preferred Stock

Our articles of incorporation, as amended, authorize our board of directors to issue shares of preferred stock in series of stock. The board of directors is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the number of shares of any series. Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further stockholder authorization, unless such authorization is required by applicable law or the rules of the principal national securities exchange on which such stock is listed or admitted to trading. We have previously issued and subsequently redeemed all outstanding shares of Series A and Series B Preferred Stock.

As of June 30, 2005, we had a total of 10,000 shares of Floating Rate Series C Noncumulative Redeemable Perpetual Preferred Stock (the “Series C Preferred Stock”) authorized, issued and outstanding. The Series C Preferred Stock was issued in April 2005 at $1,000 per share for aggregate proceeds of $9.7 million, net of fees and expenses. The Series C Preferred Stock ranks senior to our common stock. Each share of Series C Preferred Stock is entitled to a noncumulative, annual dividend at the rate of three-month LIBOR plus 3.80%, payable quarterly. Cash dividends are payable January 1, April 1, July 1, and October 1 of each year, and must be declared by our board of directors prior to the dividend payment date. The interest rate resets quarterly and the initial rate is set at 6.95%. On June 15, 2005, we declared our initial cash dividend on the Series C Preferred Stock, based on the initial interest rate of 6.95%, and paid the dividend on July 1, 2005.

The Series C Preferred Stock is not convertible into common stock and is callable after five years at a premium and at a decreasing premium scale over the following ten years until year fifteen when the instrument is callable at a zero premium.

The holders of the Series C Preferred Shares are not entitled to any voting rights except (1) if we have not paid dividends (x) in an aggregate amount equal to or greater than four full quarterly dividends or (y) for one quarterly dividend period following the payment in full of 12 consecutive quarterly dividends after the occurrence of the circumstances described in (x) above, (2) as required by law, or (3) as expressly provided in the Certificate of Designation, including in connection with any changes of the preferences, privileges or rights of the Series C Preferred Stock.

Warrants

In December 2002, in connection with the issuance of our 7.0% Series A Preferred Stock in a private placement, all of which was redeemed in May 2004, we issued warrants (the “Series A Warrants”) to purchase 4,410 shares of our common stock at an exercise price of $6.80 per share (as adjusted to reflect stock dividends and splits). The Series A Warrants expire on December 18, 2005. As of June 30, 2005, 202,860 shares of common stock have been issued through the exercise of Series A Warrants, and an aggregate of 17,640 additional shares of common stock may be issued pursuant to the outstanding Series A Warrants.

In June 2004, in connection with the issuance of shares of our common stock in a private placement, we issued warrants to purchase up to 160,000 shares of our common at an exercise price of $25.00 per share. The warrants expire on June 21, 2011. As of June 30, 2005, there have been no exercise of such warrants, all of which remain outstanding.

DESCRIPTION OF PREFERRED STOCK

General

This section of the prospectus describes the terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the terms and provisions described in this prospectus apply to the particular series of preferred stock. Each series of preferred stock will be issued under a certificate of determination, which will be filed with the SEC as an exhibit to a document incorporated by reference in this prospectus concurrently with the offering of such preferred stock. It is also subject to our articles of incorporation, as amended, which is incorporated by reference as an exhibit to this registration statement. For a description of our outstanding preferred stock, see “Description of Capital Stock-Preferred Stock.”

Our board of directors is authorized to designate any series of preferred stock and the powers, preferences and rights of the preferred stock without further shareholder action.

Our board of directors is authorized to determine or fix the following terms for each series of preferred stock, which will be described in a prospectus supplement:

•	the designation of such series and the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

•	the voting rights, if any;

•	the dividend rate;

•	whether dividends are cumulative and, if so, the date from which dividends cumulate;

•	the payment date for dividends;

•	redemption rights, the applicable redemption prices and such other conditions of redemption;

•	amounts payable to holders on our liquidation, dissolution or winding up;

•	the amount of the sinking fund, if any;

•	whether the shares will be convertible or exchangeable, and, if so, the prices and terms or rate of conversion and such other terms and conditions of such conversion or exchange;

•	whether future shares of the series or any future series or other class of stock is subject to any restrictions, and, if so, the nature of the restrictions;

•	the conditions or restrictions, if any, upon the creation of indebtedness or upon the issuance of any additional stock; and

•	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of the Company.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees and our subsidiaries pursuant to benefit plans or otherwise.

Rank

Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

The holders of each series of preferred stock will be entitled to receive cash dividends if declared by our board of directors out of funds we can legally use for payment. The prospectus supplement will indicate the dividend rates and the dates on which we will pay dividends as to each series of preferred stock. The rates may be fixed or variable or both. If the dividend rate is variable, the formula used to determine the dividend rate will be described in the prospectus supplement. We will pay dividends to the holders of record of each series of preferred stock as they appear on the record dates fixed by our board of directors.

Our board of directors will not declare and pay a dividend on any series of preferred stock unless full dividends for all series of preferred stock ranking equal as to dividends have been declared or paid and sufficient funds are set aside for payment. If dividends are not paid in full, we will declare any dividends pro rata among the preferred stock of each series and any series of preferred stock ranking equal to any other series as to dividends. A “pro rata” declaration means that the dividends we declare per share on each series of preferred stock will bear the same relationship to each other that the full accrued dividends per share on each series of the preferred stock bear to each other.

Unless all dividends on the preferred stock of each series have been paid in full, we will not declare or pay any dividends or set aside sums for payment of dividends or distributions on any common stock or on any class of security ranking junior to a series of preferred stock, except for dividends or distributions paid for with securities ranking junior to the preferred stock. We also will not redeem, purchase, or otherwise acquire any securities ranking junior to a series of preferred stock as to dividends or liquidation preferences, except by conversion into or exchange for stock ranking junior to the series of preferred stock.

Conversion or Exchange

The applicable prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into shares of another series of our preferred stock or debt securities.

If so determined by our board of directors, the holders of shares of preferred stock of any series may be obligated at any time or at maturity to exchange such shares for our common stock, preferred stock of another series or debt securities. The terms of any such exchange and any such preferred stock or debt securities will be described in the prospectus supplement relating to such series of preferred stock.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option of or the holder thereof and may be mandatorily redeemed.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the registrant, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of the registrant on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from the registrant after they have received their full liquidation preference.

Voting rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of determination establishing such series; or

•	as required by applicable law.

Under regulations adopted by the Federal Reserve Board, if the holders of the preferred stock of any series become entitled to vote for the election of directors because dividends on the preferred stock of such series are in arrears, preferred stock of such series could be deemed a “class of voting securities.” In this instance, a holder of 25% or more of the preferred stock of such series could then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. A holder of 5% or more of such series that otherwise exercises a “controlling influence” over the registrant could also be subject to regulation under the Bank Holding Company Act. In addition, at any time a series of the preferred stock is deemed a class of voting securities, (1) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of the outstanding shares of such series of preferred stock, and (2) any person other than a bank holding company may be required to file with the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock, common stock or debt securities. Warrants may be issued independently or together with any debt securities, preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of some provisions of the securities warrants is not complete. You should refer to the securities warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. That securities warrant agreement, together with the terms of securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific securities warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.

After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including (i) in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture, or (ii) in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under separate indentures to be entered into between Vineyard National Bancorp and Wilmington Trust Company. Senior debt securities will be issued under a senior debt indenture and subordinated debt securities will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The forms of the indentures have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. The summary is not complete. Each particular debt security will have financial and other terms specific to it, and the specific terms of each debt security will be described in the applicable prospectus supplement. You should read the more detailed provisions of the applicable indenture for provisions that may be important to you. So that you can easily locate these provisions, the numbers in parenthesis below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Whenever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

General

The senior debt securities will be unsecured and rank equally with all of Vineyard National Bancorp’s other senior and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated to all of our Senior Indebtedness (as defined below under “— Subordination”). In certain events of insolvency, the subordinated debt securities will also be subordinated to all of our Other Financial Obligations (as defined below under “— Subordination”). As of June 30, 2005, Vineyard National Bancorp did not have any Senior Indebtedness and Other Financial Obligations outstanding.

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	The title of the debt securities and whether the debt securities will be senior or subordinated debt;

•	The total principal amount of the debt securities;

•	The percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	The dates on which the principal of the debt securities will be payable;

•	Whether the debt security is a fixed-rate debt security, a floating-rate debt security or an indexed debt security, and also whether it is an original issue discount debt security;

•	If the debt security is a fixed-rate debt security, the rate at which the debt security will bear interest, if any, the regular record dates and the interest payment dates;

•
If the debt security is a floating-rate debt security, the interest rate basis; any applicable index, currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation, record date and payment dates; and the calculation agent;

•	If the debt security is an original issue discount debt security, the yield to maturity;

•
If the debt security is an indexed debt security, the principal amount we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and whether your debt security will be exchangeable for or payable in our stock;

•	Any mandatory or optional redemption provisions;

•	Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	Any provisions granting special rights to holders when a specified event occurs;

•	Any changes to or additional events of defaults or covenants;

•	Any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	Any other terms of the debt securities that are consistent with the provisions of the indentures.

The indentures do not limit the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us. (Sections 3.01 and 3.03.)

The terms on which a series of debt securities may be converted into or exchanged for other securities of Vineyard National Bancorp will be set forth in the prospectus supplement relating to each series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. The terms may include provisions pursuant to which the securities of the Company to be received by the holders of such series of debt securities may be adjusted.

Denominations

Unless otherwise provided in the accompanying prospectus supplement, debt securities will be issued in registered form in denominations of $1,000 each and any multiples thereof. (Section 3.02.)

Subordination

Under the subordinated debt indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). The subordinated debt indenture provides that no payment of principal, interest or any premium on the subordinated debt securities may be made unless we pay in full the principal, interest, any premium or any other amounts on any Senior Indebtedness then due. Also, no payment of principal, interest or any premium on the subordinated debt securities may be made if there shall have occurred and be continuing an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. If after payment of the Senior Indebtedness there remains any amounts available for distribution and any person entitled to payment pursuant to the terms of Other Financial Obligations has not been paid in full all amounts due or to become due on the Other Financial Obligations, then these remaining amounts shall first be used to pay in full the Other Financial Obligations before any payment may be made to the holders of subordinated debt securities. Holders of subordinated debt securities must deliver any payments received by them to the holders of senior indebtedness and Other Financial Obligations until all Senior Indebtedness and Other Financial Obligations are paid in full. (Subordinated debt indenture, Section 16.02.)

The subordinated debt indenture will not limit the amount of Senior Indebtedness and Other Financial Obligations that we may incur.

“Senior Indebtedness” means any of the following, whether incurred before or after the execution of the subordinated debt indenture:

(1)	all obligations of ours for the repayment of borrowed money,

(2)	all obligations of ours for the deferred purchase price of property, but excluding trade accounts payable in the ordinary course of business,

(3)	all of our capital lease obligations, and

(4)	all obligations of the type referred to in clauses (1) through (3) of other persons that we have guaranteed or that is otherwise our legal liability;

but Senior Indebtedness does not include:

(a)	the subordinated debt securities; and

(b)	indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the subordinated debt securities.

“Other Financial Obligations” means all obligations of ours to make payment pursuant to the terms of financial instruments, such as:

(1)	securities contracts and foreign currency exchange contracts,

(2)
derivative instruments, including swap agreements, cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts and commodity option contracts, and

(3)	similar financial instruments;

but Other Financial Obligations does not include:

(a)	Senior Indebtedness, and

(b)	indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the subordinated debt securities.

Consolidation, Merger or Sale

Each indenture generally permits a consolidation or merger between us and another corporation. They also permit us to sell all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation shall assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

However, we will only consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indentures. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indenture. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor corporation. If we merge with or into any other corporation or sell all or substantially all of our assets, we shall be released from all liabilities and obligations under the indentures and under the debt securities. (Sections 10.01 and 10.02.)

Modification of Indentures

Under each indenture, our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Sections 11.01 and 11.02.)

Events of Default

The senior debt indenture provides that an “event of default” regarding any series of senior debt securities will be any of the following:

•	failure to pay interest on any debt security of such series for 30 days;

•	failure to pay the principal or any premium on any debt security of such series when due;

•	failure to deposit any sinking fund payment when due by the terms of a debt security of such series;

•	failure to perform any other covenant in the indenture that continues for 90 days after being given written notice;

•	acceleration of the senior debt securities of any other series or any other indebtedness for borrowed money of the Company, in each case exceeding $3,000,000 in aggregate principal amount;

•	certain events involving our bankruptcy, insolvency or reorganization; or

•	any other event of default included in any indenture or supplemental indenture. (Section 5.01.)

The subordinated debt indenture provides that an “event of default” regarding any series of subordinated debt securities will occur only upon certain events involving our bankruptcy, insolvency or reorganization. A default in the payment of principal or interest or in the performance of any covenant or agreement in the subordinated debt securities of any series or in the subordinated indenture is not an event of default under the subordinated debt indenture and does not provide for any right of acceleration of the payment of principal of a series of subordinated debt securities. However, in the event of a default in the payment of principal or interest, the holder of any debt security shall have the right to institute a suit for the collection of such overdue payment.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders. (Section 6.02.)

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. (Section 6.01.) If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for each series of debt securities. (Section 5.12.)

Covenants

Under the indentures, we will agree to:

•	pay the principal, interest and any premium on the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year certifying as to the absence of events of default and to our compliance with the terms of the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

Payment and Transfer

Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement. (Section 3.07.)

Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge. (Section 3.05.)

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary. (Section 2.03.)

Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York (“DTC”) will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through records maintained by DTC and its participants.

Defeasance

We will be discharged from our obligations on the senior debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the senior debt securities of the series. We must also deliver to the trustee an opinion of counsel to the effect that the holders of the senior debt securities of that series will have no federal income tax consequences as a result of such deposit. If this happens, the holders of the senior debt securities of the series will not be entitled to the benefits of the senior debt indenture except for registration of transfer and exchange of senior debt securities and replacement of lost, stolen or mutilated senior debt securities. (Senior debt indenture, Section 15.02.)

The subordinated debt indenture does not contain provisions for the defeasance and discharge of our obligations on the subordinated debt securities and the subordinated indenture.

The Trustee

Wilmington Trust Company will be the trustee under the indentures. It is also contemplated that Wilmington Trust Company will serve as trustee in connection with the issuance of trust preferred securities, if any, by Vineyard Statutory Trust X. The trustee and its affiliates may have other relations with us in the ordinary course of business.

The occurrence of any default under either the senior debt indenture or the subordinated debt indenture could create a conflicting interest for the trustee under the Trust Indenture Act. If such default has not been cured or waived within 90 days after the trustee has or acquired a conflicting interest, the trustee would generally be required by the Trust Indenture Act to eliminate such conflicting interest or resign as the trustee with regard to the senior debt securities issued under the senior debt indenture, with respect to the subordinated debt securities issued under the subordinated debt indenture or with respect to the trust preferred securities issued by Vineyard Statutory Trust X. In the event of the trustee’s resignation, we shall promptly appoint a successor trustee with respect to the affected securities.

The Trust Indenture Act also imposes certain limitations on the right of the trustee, as a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any such claim or otherwise. The trustee will be permitted to engage in other transactions with us, provided that if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate such conflict or resign.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of shares of common stock, shares of preferred stock, warrants or debt securities, or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•
the terms of the units and of any of the common stock, preferred stock, warrants and debt securities comprising the units, including whether and under what circumstances the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus through agents, underwriters, dealers or directly to purchasers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, or at negotiated prices.

For each series of securities, the applicable prospectus supplement will set forth the terms of the offering including:

•	the public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	the proceeds from the sale of the securities to us;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.

Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act of 1933. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock, which is listed on The Nasdaq Stock Market. Unless otherwise specified in the applicable prospectus supplement, the securities will not be listed on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Patton Boggs LLP, Washington, D.C., will pass upon certain legal matters with respect to the securities offered by us, unless we indicate otherwise in a prospectus supplement. As of the date of this prospectus, certain partners of Patton Boggs LLP owned in the aggregate approximately 1,336 shares of our common stock. The name of the law firm advising any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of Vavrinek, Trine, Day & Company LLP, an independent registered public accounting firm given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN GET MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3 filed by us and the Trust with the SEC under the Securities Act of 1933. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also inspect and copy these materials a the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus, provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a) Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 10, 2005.

(b) The Company’s Quarterly Report on Form 10Q for the quarter ended March 31, 2005, filed on May 3, 2005, Quarterly Report on Form 10Q for the quarter ended June 30, 2005, filed on August 1, 2005 and the Current Report on Form 8-K filed on January 13, 2005.

(c) The description of the registrant’s common stock contained in the registrant’s Form 8-A (File No. 0-20862), as filed with the SEC pursuant to Sections 12(b) and 12(g) of the Securities Exchange Act of 1934, on November 16, 1992.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address: Vineyard National Bancorp, 9590 Foothill Boulevard, Rancho Cucamonga, California 91730. Attention: Shareholder Relations, and our telephone number is (909) 987-0177.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

The California Corporations Code, our articles of incorporation, as amended, and bylaws as well as directors and officers’ liability insurance we maintain, provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.